Exhibit 23.1

Deloitte & Touche LLP 800 West Main Street Suite 1400 Boise, ID 83702-7734 USA Tel: +1 208 342 9361 www.deloitte.com

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated February 21, 2019, relating to the financial statements and financial statement schedules of IDACORP, Inc., and the effectiveness of IDACORP, Inc.’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of IDACORP, Inc. for the year ended December 31, 2018, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

May 17, 2019